SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A

                                (Amendment No. 2)

                        Nobel Learning Communities, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.001 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    654889104
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                      (CUSIP Number of Class of Securities)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ]  RULE 13d-1(b)
[X]  RULE 13d-1(c)
[ ]  RULE 13d-1(d)

CUSIP NO. 654889104                                           Page 2 of 12 Pages

--------------------------------------------------------------------------------
1)  Name And I.R.S. Identification No. Of Reporting Person

    Wynnefield Partners Small Cap Value, L.P. 13-3688497
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2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[ ]
    (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              322,750 Shares
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              322,750 Shares
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    322,750 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    4.8% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions)  PN
--------------------------------------------------------------------------------

CUSIP NO. 654889104                                           Page 3 of 12 Pages

--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Wynnefield Partners Small Cap Value, L.P. I   13-3953291
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[ ]
    (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              294,450 Shares
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              294,450 Shares
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    294,450 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    4.4% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person:  PN
--------------------------------------------------------------------------------

CUSIP NO. 654889104                                           Page 4 of 12 Pages

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1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[ ]
    (b)[X]  Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: Cayman Islands
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              177,800 Shares
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              177,800 Shares
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    177,800 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    2.7% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions)  CO
--------------------------------------------------------------------------------

CUSIP NO. 654889104                                           Page 5 of 12 Pages

--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Channel Partnership II, L.P.         22-3215653
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[ ]
    (b)[X]  Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: New York
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              15,200 Shares
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              15,200 Shares
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    15,200 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    0.2% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

CUSIP NO. 654889104                                           Page 6 of 12 Pages

--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Wynnefield Capital Management, LLC                  13-4018186
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[ ]
    (b)[X]  Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: New York
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              506,200 Shares (1)
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              506,200 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    506,200 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    7.6% of Common Stock (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person: OO (Limited Liability Company)
--------------------------------------------------------------------------------

(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP NO. 654889104                                           Page 7 of 12 Pages

--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Wynnefield Capital Inc. (No IRS Identification No.)
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[ ]
    (b)[X]  Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: Cayman Islands
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              177,800 Shares (1)
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              177,800 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    177,800 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    2.7% of Common Stock (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

CUSIP NO. 654889104                                           Page 8 of 12 Pages

--------------------------------------------------------------------------------
1)  Name And I.R.S. Identification No. Of Reporting Person (entities only)

Wynnefield Capital Inc. Profit Sharing and Money Purchase Plans, Inc. 13-3873998
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[ ]
    (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: N/A
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              10,900 Shares
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              10,900 Shares
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    10,900 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    0.2% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) EP
--------------------------------------------------------------------------------

CUSIP NO. 654889104                                           Page 9 of 12 Pages

--------------------------------------------------------------------------------
1)  Name And I.R.S. Identification No. Of Reporting Person (entities only)

    Nelson Obus
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[ ]
    (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: United States of America
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              26,100 Shares (1)(2)
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              26,100 Shares (1)(2)
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    26,100 Shares(1)(2)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    0.4% of Common Stock (1)(2)
--------------------------------------------------------------------------------
12) Type of Reporting Person:  IN
--------------------------------------------------------------------------------

(1) Nelson Obus, as general partner of Channel Partnership II, L.P. holds an indirect beneficial interest in 15,200 of these shares which are directly beneficially owned by Channel Partnership II, L.P.

(2) Nelson Obus has the power to vote and dispose of the securities owned by the Wynnefield Capital, Inc. Profit Sharing Plan and accordingly holds an indirect beneficial interest in 10,900 of these shares which are directly beneficially owned by the Wynnefield Capital, Inc. Profit Sharing Plan.

ITEM 1(a).  Name of Issuer:
             Nobel Learning Communities, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:
            1615 West Chester Pike, West Chester, PA  19382
            -------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:

            Wynnefield Partners Small Cap Value, L.P. ("Partners")
            -------------------------------------------------------------------
            Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
            -------------------------------------------------------------------
            Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
            -------------------------------------------------------------------
            Channel Partnership II, L.P. ("Channel")
            -------------------------------------------------------------------
            Wynnefield Capital Management, LLC ("WCM")
            -------------------------------------------------------------------
            Wynnefield Capital, Inc. ("WCI")
            -------------------------------------------------------------------
            Wynnefield Capital, Inc. Profit Sharing and Money
            Purchase Plans, Inc. ("Plan")
            -------------------------------------------------------------------
            Nelson Obus ("Obus")
            -------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:
            450 Seventh Avenue, Suite 509, New York, New York 10123
            -------------------------------------------------------------------

ITEM 2(c).  Citizenship:

            Partners and Partners I are Delaware Limited Partnerships
            -------------------------------------------------------------------
            Fund and WCI are Cayman Islands Companies
            -------------------------------------------------------------------
            WCM is a New York Limited Liability Company
            -------------------------------------------------------------------
            Channel is a New York Limited Partnership
            -------------------------------------------------------------------
            The Plan is a New York corporation
            -------------------------------------------------------------------
            Obus is a citizen of the United States of America

ITEM 2(d).  Title of Class of Securities:

            Common Stock, $.001 Par Value Per Share
            -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number: 654889104

ITEM 3.     If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
            (c), check whether the person filing is:

            None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:

            (a) Amount beneficially owned by all reporting persons: 821,100
                Shares
            (b) Percent of class: 12.28% of Common Stock
            (c) Number of shares as to which the reporting persons have:
                (i)   sole power to vote or to direct the vote: 821,100 Shares
                (ii)  shared power to vote or to direct the vote
                (iii) sole power to dispose or to direct the disposition:
                      821,100 Shares
                (iv)  shared power to dispose or to direct the disposition
----
ITEM 5.     Ownership of five percent or less of a class.
            Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.
            Not applicable.

ITEM 8.     Identification and classification of members of the group.
            None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.     Notice of dissolution of group.
            Not applicable.

ITEM 10.    Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 10, 2005
                                WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                                By:  Wynnefield Capital Management, LLC,
                                     General Partner

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, Managing Member

                                WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                                By:  Wynnefield Capital Management, LLC,
                                     General Partner

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, Managing Member

                                WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                                By:  Wynnefield Capital, Inc.

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, President

                                CHANNEL PARTNERSHIP II, L.P.

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, General Partner

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, Individually

                                WYNNEFIELD CAPITAL MANAGEMENT, LLC

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, Managing Member

                                WYNNEFIELD CAPITAL, INC.

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, President

                                WYNNEFIELD CAPITAL, INC. PROFIT SHARING AND
                                 MONEY PURCHASE PLANS, INC.

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, Portfolio Manager